Exhibit 99.1

On2 Technologies and Beijing E-world Affiliate Agree To Forego Investment

Licensing and Board Membership Components of Partnership Remain The Same

New York, NY (September 26, 2003). On2 Technologies, Inc. today announced that On2 and an affiliate of Beijing E-world have agreed to mutually terminate the previously announced investment by such affiliate in On2. This investment, which was to be made pursuant to a Securities Purchase Agreement between On2 and Deep Talent Investments Limited, called for Deep Talent to purchase 1.8 million On2 common shares at a price of $0.675 per share and receive 700,000 warrants to purchase On2 common shares at an exercise price of $0.675 per share.

The companies' decision to forego the investment was based on three primary reasons: First, the market price of On2's stock has risen so substantially since the announcement of the E-world licensing arrangement that there was uncertainty as to whether the $0.675 price would be considered "fair market value." Second, On2's cash position has already improved from approximately $500,000 at the end of 2002 to over $3 million currently. As a result, On2 has no present need for the contemplated E-world investment proceeds. Third, Deep Talent required that On2 register the shares to be purchased prior to their issuance. On2 did not consider this requirement to be in the best interests of the company and its stockholders or to be consistent with comparable past investments in the company.

The previously announced licensing arrangements between the two companies will remain the same and Hao Jie, the president of E-world, will remain a member of On2's board of directors.

"The complexity of the transaction given Chinese government requirements for investing in securities, the issue of whether the purchase price of $0.675 was still fair given the current stock price, the improvement in our cash balance, and the share registration issue all pointed us in the direction of foregoing the investment," said Douglas A. McIntyre. "The E-world board agreed with this view," he added. "But the relationship remains strong and we look forward to the first product introduction and a successful business for both companies," Mr. McIntyre concluded.

ABOUT ON2 TECHNOLOGIES, THE DUCK CORPORATION
On2 Technologies (AMEX: ONT) is a leading technology firm at the forefront of video compression. The Company revolutionized video encoding with the creation of its advanced full-motion, full-screen, video compression and streaming technology (TrueMotion(R) VP4/VP5/VP6). On2 licenses its high quality video codecs for use in set-top boxes, consumer electronics devices and wireless applications. In addition, On2 offers a suite of products and services, including high-level video encoding, customized technical support, and consulting/integration services. Located in New York City, the Company has an office in Clifton Park, NY, and operations in Cambridge, UK. On2 may be reached at 21 Corporate Drive, Suite 103, Clifton Park, NY 12065 or info@on2.com or sales@on2.com.

For More Information Contact On2:
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Mark Meagher
646-292-3533, or mmeagher@on2.com
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